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                                 AGREEMENT OF MERGER




                                        AMONG


                                   ANDREW G. VAJNA,

                              VALDINA CORPORATION N.V.,

                                CPEI ACQUISITION INC.

                                         AND

                         CINERGI PICTURES ENTERTAINMENT INC.







                            DATED AS OF SEPTEMBER 2, 1997







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                                  TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I   THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . .    1
    SECTION 1.1.  MERGER. . . . . . . . . . . . . . . . . . . . . . . . .    1
    SECTION 1.2.  EFFECTS OF THE MERGER . . . . . . . . . . . . . . . . .    1
    SECTION 1.3.  CERTIFICATE OF INCORPORATION AND BYLAWS . . . . . . . .    2
    SECTION 1.4.  DIRECTORS . . . . . . . . . . . . . . . . . . . . . . .    2
    SECTION 1.5.  OFFICERS. . . . . . . . . . . . . . . . . . . . . . . .    2
    SECTION 1.6.  CONVERSION OF SHARES. . . . . . . . . . . . . . . . . .    2
    SECTION 1.7.  ADJUSTMENTS TO PURCHASE PRICE . . . . . . . . . . . . .    2
    SECTION 1.8.  STOCKHOLDERS' MEETING OF THE COMPANY. . . . . . . . . .    4
    SECTION 1.9.  CONSUMMATION OF THE MERGER. . . . . . . . . . . . . . .    5

ARTICLE II  DISSENTING SHARES; PAYMENT FOR SHARES . . . . . . . . . . . .    6
    SECTION 2.1.  DISSENTING SHARES . . . . . . . . . . . . . . . . . . .    6
    SECTION 2.2.  PAYMENT FOR SHARES. . . . . . . . . . . . . . . . . . .    6
    SECTION 2.3.  CLOSING OF THE COMPANY'S TRANSFER BOOKS . . . . . . . .    7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . .    7
    SECTION 3.1.  CORPORATE ORGANIZATION. . . . . . . . . . . . . . . . .    7
    SECTION 3.2.  CAPITALIZATION. . . . . . . . . . . . . . . . . . . . .    7
    SECTION 3.3.  AUTHORITY RELATIVE TO THIS AGREEMENT. . . . . . . . . .    8
    SECTION 3.4.  CONSENTS AND APPROVALS; NO VIOLATIONS . . . . . . . . .    8
    SECTION 3.5.  COMMISSION FILINGS AND FINANCIAL STATEMENTS . . . . . .    9
    SECTION 3.6.  PROXY STATEMENT; SCHEDULE 13E-3 . . . . . . . . . . . .    9
    SECTION 3.7.  NO BROKER OR FINDER FEES. . . . . . . . . . . . . . . .   10

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER AND VAJNA . . . . . .   10
    SECTION 4.1.  CORPORATE ORGANIZATION. . . . . . . . . . . . . . . . .   10
    SECTION 4.2.  AUTHORITY RELATIVE TO THIS AGREEMENT. . . . . . . . . .   10
    SECTION 4.3.  CONSENTS AND APPROVALS; NO VIOLATIONS . . . . . . . . .   10
    SECTION 4.4.  OTHER DOCUMENTS; PROXY STATEMENT; SCHEDULE 13E-3. . . .   11

ARTICLE V   COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . .   11
    SECTION 5.1.  CONDUCT OF BUSINESS OF THE COMPANY. . . . . . . . . . .   11
    SECTION 5.2.  NOTIFICATION OF CERTAIN MATTERS . . . . . . . . . . . .   12
    SECTION 5.3.  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE . .   12
    SECTION 5.4.  EMPLOYEE PLANS. . . . . . . . . . . . . . . . . . . . .   12
    SECTION 5.5.  WARRANTS. . . . . . . . . . . . . . . . . . . . . . . .   12
    SECTION 5.6.  PUBLICITY . . . . . . . . . . . . . . . . . . . . . . .   12
    SECTION 5.7.  BEST EFFORTS. . . . . . . . . . . . . . . . . . . . . .   13
    SECTION 5.8.  TERMINATION OF VAJNA EMPLOYMENT AGREEMENT; SEVERANCE
                     ARRANGEMENTS . . . . . . . . . . . . . . . . . . . .   13
    SECTION 5.9.  VAJNA RECEIVABLES . . . . . . . . . . . . . . . . . . .   14
    SECTION 5.10.  VALDINA PROMISSORY NOTE. . . . . . . . . . . . . . . .   14

ARTICLE VI  CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .   14
    SECTION 6.1.  CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT
                     THE MERGER . . . . . . . . . . . . . . . . . . . . .   14
    SECTION 6.2.  CONDITIONS TO THE OBLIGATIONS OF BUYER, VAJNA
                     AND VALDINA TO EFFECT THE MERGER . . . . . . . . . .   15
    SECTION 6.3.  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. . . . . .   15


                                         (i)

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . .   16
    SECTION 7.1.  TERMINATION . . . . . . . . . . . . . . . . . . . . . .   16
    SECTION 7.2.  EFFECT OF TERMINATION . . . . . . . . . . . . . . . . .   16
    SECTION 7.3.  AMENDMENT . . . . . . . . . . . . . . . . . . . . . . .   16
    SECTION 7.4.  EXTENSION, WAIVER . . . . . . . . . . . . . . . . . . .   17

ARTICLE VIII MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . .   17
    SECTION 8.1.  NON-SURVIVAL OF REPRESENTATIONS,
                     WARRANTIES AND AGREEMENTS. . . . . . . . . . . . . .   17
    SECTION 8.2.  FEES AND EXPENSES . . . . . . . . . . . . . . . . . . .   17
    SECTION 8.3.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . .   17
    SECTION 8.4.  APPLICABLE LAW. . . . . . . . . . . . . . . . . . . . .   19
    SECTION 8.5.  INTERPRETATION. . . . . . . . . . . . . . . . . . . . .   19
    SECTION 8.6.  ENTIRE AGREEMENT; ASSIGNMENT. . . . . . . . . . . . . .   19
    SECTION 8.7.  SEVERABILITY. . . . . . . . . . . . . . . . . . . . . .   19
    SECTION 8.8.  PARTIES IN INTEREST . . . . . . . . . . . . . . . . . .   19
    SECTION 8.9.  SPECIFIC PERFORMANCE. . . . . . . . . . . . . . . . . .   19
    SECTION 8.10.  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . .   20


                                         (ii)

                                 AGREEMENT OF MERGER


    AGREEMENT OF MERGER (this "Agreement"), dated as of September 2, 1997, by and among Andrew G. Vajna ("Vajna"), Valdina Corporation N.V., a Netherlands Antilles corporation ("Valdina"), CPEI Acquisition Inc., a Delaware corporation ("Buyer"), and Cinergi Pictures Entertainment Inc., a Delaware corporation (the "Company").

    WHEREAS, the Board of Directors of the Company, based in part on the recommendation of a Special Committee of the Board of Directors of the Company (the "Special Committee"), and the Board of Directors and stockholders of Buyer have each approved the acquisition of the Company by Buyer upon the terms and subject to the conditions set forth herein;

    WHEREAS, in furtherance thereof, the Board of Directors of the Company, based in part on the recommendation of the Special Committee, and the Board of Directors and stockholders of Buyer have each approved the merger (the "Merger") of Buyer with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "GCL"), pursuant to which the shares (the "Shares") of Company common stock, $.01 par value per share ("Common Stock") (other than Shares owned by Vajna, Valdina or the Company and Shares owned by holders of Dissenting Shares (as defined in Section 2.1 hereof)), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.6 hereof); and

    WHEREAS, the Board of Directors of the Company, based in part on the recommendation of the Special Committee, has (i) determined that the Merger is fair to and in the best interests of the stockholders of the Company (other than Vajna, Valdina or Buyer), and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and, subject to the terms and conditions set forth herein, to recommend that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, including without limitation, the Merger.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions herein contained, and intending to be legally bound hereby, Vajna, Valdina, Buyer and the Company hereby agree as follows:

                                      ARTICLE I

                                      THE MERGER

    SECTION 1.1. MERGER. Upon the terms and subject to the conditions hereof, Buyer will be merged with and into the Company (the "Merger") in accordance with the applicable provisions of the GCL as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VI hereof. Following the Merger, the Company shall be the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and the separate existence of Buyer shall cease. The name of the Surviving Corporation shall be "Cinergi Pictures Entertainment Inc."

    SECTION 1.2. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the GCL. As of the Effective Time (as defined in Section
1.9 hereof), the Company shall be wholly owned by Vajna and Valdina.

    SECTION 1.3. CERTIFICATE OF INCORPORATION AND BYLAWS. At the Effective Time, (i) the Certificate of Incorporation of the Company, as amended and restated pursuant to the Restated Certificate of Incorporation attached hereto as Exhibit A, shall be the Certificate of Incorporation of the Surviving Corporation, and (ii) the Bylaws of the Company shall be the Bylaws of the Surviving Corporation.

    SECTION 1.4. DIRECTORS. The directors of Buyer immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or otherwise as provided by law.

    SECTION 1.5. OFFICERS. The officers of Buyer immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or otherwise as provided by law.

    SECTION 1.6. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares, (i) each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Vajna, Valdina and any Dissenting Shares) shall be converted into and represent the right to receive $2.30 in cash (the "Purchase Price"), subject to adjustment as provided in Section 1.7 hereof (as adjusted, the "Adjusted Purchase Price"); (ii) each Share owned and held in the treasury of the Company immediately prior to the Effective Time, shall be canceled and extinguished, and no payment will be made in respect of those Shares; and (iii) each share of common stock, par value $.01 per share, of Buyer then issued and outstanding shall be canceled. All Shares owned by Vajna and Valdina shall remain outstanding. For purposes of this Agreement, the term "Merger Consideration" shall mean the Purchase Price or Adjusted Purchase Price, as the case may be.

    SECTION 1.7.  ADJUSTMENTS TO PURCHASE PRICE.

     (a) For purposes hereof, "Adjustment Date" shall mean that date which is ten business days before the date of the special meeting (the "Special Meeting") of the Company's stockholders called by the Company to consider and vote upon the approval and adoption of this Agreement, as such date of the Special Meeting is initially set by the Board of Directors of the Company, or as such date may be changed due to the adjournment, delay or other rescheduling of the Special Meeting; provided, however, that if, after the Adjustment Date, the Special Meeting is adjourned, delayed or otherwise rescheduled to a date which is less than ten business days from the date on which it is determined that the Special Meeting will be adjourned, delayed or otherwise rescheduled, then, in such case, the Adjustment Date shall not be changed but shall remain the date which is ten business days before the date the Special Meeting was set to occur prior to such adjournment, delay or other rescheduling of the Special Meeting.

     (b) The Purchase Price payable pursuant to Section 1.6 hereof shall be adjusted upwards:

          (i) In the event the Company enters into an agreement (the "Stone Agreement") prior to the Adjustment Date (A) to sell the development projects listed on Schedule 1.7(b) (i) hereto (the "Stone Projects") or (B) to settle its obligations pursuant to its "first look" arrangement with Oliver Stone and certain of his affiliates. In such event, the Purchase Price shall be adjusted upwards by an amount equal to the sum of (X) the aggregate purchase price, if any, payable to the Company pursuant to the Stone Agreement, and (Y) the aggregate amount of liabilities and other obligations assumed or forgiven by the purchaser (or party or parties with which the Company settles its obligations) pursuant to the Stone

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Agreement, divided by the total number of issued and outstanding Shares as of the Adjustment Date (including Shares held by Vajna and Valdina);

          (ii) In the event the sum of (A) the aggregate amount of all monies received by the Company (as royalties or otherwise) in respect of the soundtrack for EVITA (the "Soundtrack") from the date hereof through the Adjustment Date and (B) the aggregate purchase price payable to the Company pursuant to any agreement for the sale of the Company's rights in the Soundtrack (an "Evita Agreement") entered into by the Company prior to the Adjustment Date, exceeds $1,500,000 (such excess being referred to herein as the "Soundtrack Amount").
In such event, the Purchase Price shall be adjusted upwards by an amount equal to the Soundtrack Amount divided by the total number of issued and outstanding Shares as of the Adjustment Date (including Shares held by Vajna and Valdina). Any Evita Agreement shall be approved by the Board of Directors of the Company (with the assent of the Special Committee). In the event the Company does not enter into an Evita Agreement prior to the Adjustment Date, the Special Committee and the Company shall use their best efforts to monetize the Company's rights in the Soundtrack and distribute, subsequent to the Effective Time, the proceeds in connection therewith to the stockholders of the Company immediately prior to the Effective Time; and

          (iii) In the event the aggregate amount of monies collected by the Company in connection with the outstanding accounts receivable listed on
Schedule 1.7(b)(iii) hereto (the "Non-Alan Smithee Receivables") from July 1, 1997 through the Adjustment Date (the "Measurement Period") is in excess of $1,573,000 (such excess amount being referred to as the "Non-Alan Smithee Receivables Amount"). In such event, the Purchase Price shall be adjusted upwards by an amount equal to the Non-Alan Smithee Receivables Amount divided by the total number of issued and outstanding Shares as of the Adjustment Date (including Shares held by Vajna and Valdina).

     (c) The Purchase Price payable pursuant to Section 1.6 hereof shall also be adjusted upwards in accordance with Section 1.7(e) in the event the sum of the possible adjustments (whether positive or negative) set forth in subparagraphs (i), (ii) and (iii) below result in a positive number.

          (i) There shall be a positive adjustment equal to the amount, if any, by which the Company Expense Amount is less than $6,493,000. If instead, the Company Expense Amount is greater than $6,493,000, there shall be a negative adjustment equal to the amount by which the Company Expense Amount is greater than $6,493,000. For purposes hereof, "Company Expense Amount" shall mean the aggregate Expenses paid or incurred during the Measurement Period by the Company, and "Expenses" shall consist of the following: salaries of Company personnel, severance payments, rent, utilities, accounting and legal fees and expenses, and other expenses which have generally been included as selling, general and administrative expenses in the Company's audited financial statements. "Expenses" will not include, among other things, (A) any expenses incurred by the Company with respect to the Company's development projects,
(B) any expenses incurred by the Company with respect to (or funds provided by the Company to) Cinergi Productions Inc. (California), a California corporation and a wholly owned subsidiary of the Company ("CPI"), or the visual effects facility operated by CPI, or (C) any expenses incurred by CPI. The Company Expense Amount shall be computed on a consolidated basis (but excluding for such purpose CPI) and otherwise in a manner generally consistent with preparation of the Company's financial statements for the fiscal year ended December 31, 1996; and

          (ii) There shall be a positive adjustment equal to the amount, if any, by which the aggregate amount of monies collected by the Company during the Measurement Period with respect to the outstanding accounts receivable with respect to AN ALAN SMITHEE FILM listed on Schedule 1.7(c)(ii) hereto (the "Alan Smithee Receivables") is in excess of $8,690,000. If instead, the aggregate amount

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of monies collected by the Company during the Measurement Period with respect to the Alan Smithee Receivables is less than $8,690,000, there shall be a negative adjustment equal to the amount by which the aggregate amount of monies collected by the Company during the Measurement Period with respect to the Alan Smithee Receivables is less than $8,690,000.

          (iii) There shall be a positive adjustment equal to the amount, if any, by which the MassIllusion Expense Amount is less than $1,300,000. If instead, the MassIllusion Expense Amount is greater than $1,300,000, there shall be a negative adjustment equal to the amount by which the MassIllusion Expense Amount is greater than $1,300,000. For purposes hereof, "MassIllusion Expense Amount" shall mean (a) the aggregate amount of monies provided by the Company, directly or indirectly, to CPI or to any third parties on behalf of CPI during the Measurement Period ("Disbursed Amounts"), plus (b) the aggregate amount of expenses borne by the Company during the Measurement Period with respect to CPI (including with respect to the visual effects facility operated by CPI) ("Borne Expenses"), less (from the sum of (a) and (b)) the recovery by the Company, in any manner whatsoever (including, without limitation, reimbursements by CPI to the Company), of any of the Disbursed Amounts or Borne Expenses.

     (d) The Company's chief financial officer, or other appropriate accounting officer, as the case may be, shall calculate both the Expenses and the MassIllusion Expense Amount for the Measurement Period as contemplated herein and forward such calculation to Vajna and the Special Committee no later than 6:00 p.m., Los Angeles time, on the day after the Adjustment Date. To the extent there is a disagreement between Vajna and the Special Committee with respect to the calculation of Expenses and/or the MassIllusion Expense Amount, the parties shall immediately forward such calculation(s) to the Company's independent accountants, whose determination as to the proper calculation of Expenses and/or the MassIllusion Expense Amount shall be rendered no later than six business days prior to the Special Meeting and shall be final and binding on all the parties hereto.

     (e)  To the extent the sum of the adjustments as provided in subparagraphs
(i), (ii) and (iii) of Section 1.7(c) above result in a positive amount (such number being referred to as the "Adjustment Amount"), the Purchase Price shall be adjusted upwards by an amount equal to the Adjustment Amount divided by the total number of issued and outstanding Shares as of the Adjustment Date (including Shares held by Vajna and Valdina). To the extent the sum of the adjustments as provided in (i), (ii) and (iii) above results in a negative amount, there shall be no adjustment to the Purchase Price (it being understood that under no circumstances shall any "negative amount" resulting from Section 1.7(c) reduce any positive adjustment resulting from Section 1.7(b)). Except as set forth in Section 1.7(b) and 1.7(c) there shall be no other positive adjustments to the Purchase Price.

     (f) In the event of an adjustment to the Purchase Price resulting from a transaction contemplated by Section 1.7(b)(i) or (ii), the Company and Vajna shall promptly thereafter issue a press release through a nationally recognized news wire service setting forth, among other things, the material terms underlying the particular transaction giving rise to the adjustment and the specific dollar amount of the adjustment to the Purchase Price. In addition, the Company and Vajna shall issue a press release no later than five business days prior to the Special Meeting, setting forth the exact dollar amount of the Merger Consideration.

     SECTION 1.8.  STOCKHOLDERS' MEETING OF THE COMPANY.   In connection with
the Merger, the Company shall, in accordance with applicable law and its Certificate of Incorporation and Bylaws:

     (i) duly call, give notice of, convene and hold the Special Meeting as soon as practicable after the execution of this Agreement, to consider and vote upon the approval and adoption of the Agreement;

     (ii) prepare and file with the Securities and Exchange Commission (the "Commission") a preliminary proxy statement relating to this Agreement and the Merger and use its best efforts (A) after consultation with Buyer, to respond promptly to any comments made by the staff of the Commission with respect to such preliminary proxy statement and cause a definitive proxy (together with any amendments or supplements thereto, the "Proxy Statement") to be mailed to its stockholders at the earliest practicable time, and
            (B) to obtain the necessary approvals by its stockholders of this Agreement and the Merger, except to the extent that the Board of Directors of the Company shall have determined in good faith, based on the recommendation of the Special Committee and upon advice of the Company's outside counsel, that obtaining such approvals would violate its fiduciary duties under applicable law; and

     (iii) include in the Proxy Statement the recommendations of the Special Committee and the Company's Board of Directors that the stockholders of the Company vote in favor of the approval and adoption of this Agreement, except to the extent that the Board of Directors of the Company shall have determined in good faith, based on the recommendation of the Special Committee and upon advice of the Company's outside counsel, that such recommendation would violate its fiduciary duties under applicable law.

     (b) Buyer will provide the Company with the information concerning Buyer and its affiliates required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), to be included in the Proxy Statement.

     (c) Each of Vajna and Valdina will vote or cause to be voted at the Special Meeting all Shares owned by such party (and any of their affiliates) in favor of the approval and adoption of this Agreement.

     SECTION 1.9. CONSUMMATION OF THE MERGER. Upon the terms and subject to the conditions of this Agreement, as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VI hereof, the Company (or Buyer, if appropriate) shall execute in the manner required by the GCL and file with the Secretary of State of the State of Delaware a certificate of merger, as required by the GCL, and the parties shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 1.9, a closing (the "Closing") will be held at the offices of Gipson Hoffman & Pancione, P.C., Los Angeles, California (or such other place as the parties may agree) for the purpose of confirming all of the foregoing. The time the Merger becomes effective in accordance with applicable law is referred to herein as the "Effective Time."

                                      ARTICLE II

                        DISSENTING SHARES; PAYMENT FOR SHARES

     SECTION 2.1. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares which are outstanding immediately prior to the Effective Time and which have not been voted for approval and adoption of this Agreement and the Merger and with respect to which appraisal shall have been properly demanded in accordance with Section 262 of the GCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Shares withdraws his or her demand for such appraisal (in accordance with Section 262(k) of the GCL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the GCL) his or her demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration. The Company shall give Buyer (a) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the GCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

     SECTION 2.2. PAYMENT FOR SHARES. Prior to the Effective Time, Buyer shall authorize the Company's transfer agent or a commercial bank organized under the laws of the United States or any state thereof with capital, surplus and undivided profits of at least $50,000,000 to act as Paying Agent hereunder (the "Paying Agent"). As soon as practicable after the Effective Time, the Paying Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Each holder of a Certificate or Certificates shall be entitled to receive, upon surrender to the Paying Agent of the Certificate or Certificates for cancellation, together with such letter of transmittal duly executed, and subject to any required backup withholding (within the meaning of Section 3406 of the Internal Revenue Code of 1986, as amended (the "Code")), the aggregate amount of cash into which the Shares previously represented by such Certificate or Certificates shall have been converted in the Merger. When and as needed, Buyer shall make available to the Paying Agent sufficient funds to make all payments pursuant to the preceding sentence. Until surrendered to the Paying Agent, each Certificate (other than Dissenting Shares, Shares held in the treasury of the Company and Shares owned by Vajna and Valdina) shall be deemed for all corporate purposes to evidence only the right to receive upon such surrender the aggregate amount of cash into which the Shares represented thereby shall have been converted, subject to any required backup withholding (within the meaning of Section 3406 of the Code).
No interest shall accrue or be paid on the cash payable upon the surrender of the Certificate or Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Any cash delivered or made available to the Paying Agent pursuant to this Section 2.2 and not exchanged for Certificates representing Shares within six months after the Effective Time pursuant to this Section 2.2 shall be returned by the Paying Agent to the Surviving Corporation, which shall thereafter act as Paying Agent subject to the rights of holders of unsurrendered Certificates representing Shares under this Article II. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any cash delivered to a public official pursuant to applicable abandoned property laws, or for any interest thereon. If Certificates are not surrendered prior to four years after the Effective Time (or, in any particular case, prior to such earlier date on which the consideration payable in respect of such Shares would otherwise escheat to or become the property of any governmental unit or agency), any consideration payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims of interest of any person previously entitled thereto.

     SECTION 2.3. CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for cash as provided in Section 2.2 hereof, subject to applicable law in the case of Dissenting Shares.

                                     ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Buyer, Vajna and Valdina as follows:

     SECTION 3.1. CORPORATE ORGANIZATION. Each of the Company and, to the best of its knowledge, its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as it is now being conducted. To the best knowledge of the Company, the Company and its subsidiaries are duly qualified as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of their properties owned or leased or the nature of their activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have a material adverse effect on the financial condition, assets or liabilities of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect").

     SECTION 3.2.  CAPITALIZATION.    The authorized capital stock of the
Company consists of 20,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. To the best knowledge of the Company, as of September 2, 1997, (i) 13,446,874 Shares were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights, (ii) pursuant to the Option Plans (as defined in Section 5.4 hereof), there were outstanding Employee Options (as defined in Section 5.4 hereof) to purchase an aggregate of 82,250 Shares, (iii) there were outstanding warrants, calls, rights and other securities to purchase an aggregate of 200,000 Shares, (iv) 744,682 Shares were held in the Company's treasury, and (iv) no shares of preferred stock were issued or outstanding. To the best knowledge of the Company, since December 31, 1996, the Company has not
(x) issued any shares of its capital stock (y) granted any Employee Options, or
(z) granted any options, warrants, calls, rights, or other securities convertible or exchangeable into shares of capital stock. Except as set forth in this Section 3.2 and except for this Agreement and the transactions contemplated hereby, to the best knowledge of the Company, there are not now, and at the Effective Time there will not be, any shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible or exchangeable securities or other agreements, commitments or rights of any character relating to issued or unissued capital stock or other securities of the Company, or otherwise obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, or to make any payments in respect of, shares of capital stock or other securities of the Company.

     (b) To the best knowledge of the Company, Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 sets forth the name and jurisdiction of incorporation of each significant subsidiary of the Company. To the best knowledge of the Company, all of the outstanding shares of capital stock of each subsidiary have been validly issued and are fully paid and non-assessable and free of preemptive rights and are owned, directly or indirectly, by the Company free and clear of all liens, charges, claims or encumbrances. To the best knowledge of the Company, there are not now, and at the Effective Time there will not be, any subscriptions, options, warrants, calls, rights, convertible or exchangeable securities or other agreements, commitments or rights of any character relating to issued or unissued capital stock or other securities of any subsidiary, or otherwise obligating the Company or any subsidiary to issue, transfer or sell, or cause to be issued, transferred or sold, or to make any payments in respect of, shares of capital stock or other securities of any subsidiary other than as may be required by the Library Sale Agreement (as defined in Section 6.1(g) hereof).

     (c) Except as set forth on Schedule 3.2(c) hereto, to the best knowledge of the Company, there are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Company or any subsidiary is a party or is bound with respect to the voting of capital stock of the Company or any subsidiary.

     SECTION 3.3. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement and the Merger by the stockholders of the Company, to the extent required by applicable law). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as its obligations may be affected by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws, or by equitable principles relating to or limiting creditors' rights or remedies generally, and (ii) that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

     SECTION 3.4.  CONSENTS AND APPROVALS; NO VIOLATIONS.    Except for (i)
compliance with applicable federal securities laws, (ii) compliance with any applicable state securities, takeover or "blue sky" laws, (iii) the filing of a certificate of merger and other appropriate merger documents, if any, as required by the GCL, and (iv) compliance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), including, without limitation, the filing of a pre-merger notification report thereunder, if applicable, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority, except for notices, filings, authorizations, consents or approvals the failure of which to obtain would not, in the aggregate
(x) have a Material Adverse Effect, or (y) materially impair or delay the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     (b) Neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or result in a breach of any provision of the charter documents or bylaws of the Company or any subsidiary, or (ii) subject to compliance with the statutes and regulations referred to in
Section 3.4(a) hereof, to the best knowledge of the Company, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any subsidiary or any of their respective properties or assets, except, in the case of clause (ii) above, for such violations which would not, in the aggregate (x) have a Material Adverse Effect, or (y) materially impair or delay the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     SECTION 3.5. COMMISSION FILINGS AND FINANCIAL STATEMENTS. To the best knowledge of the Company, the Company has heretofore filed all forms, reports, statements, schedules and other materials with the Commission required to be filed pursuant to the Exchange Act or other federal securities laws since June 17, 1994 (the "SEC Reports"). To the best knowledge of the Company, as of their respective dates, the SEC Reports (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements of the Exchange Act and other federal securities laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the best knowledge of the Company, the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its subsidiaries (including the related notes) included or incorporated by reference in the SEC Reports fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated statements of income and cash flows for the respective periods then ended, in each case in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved except as otherwise noted therein and except for normal year-end adjustments and accruals in the case of unaudited financial statements.

     SECTION 3.6. PROXY STATEMENT; SCHEDULE 13E-3. To the best knowledge of the Company, the Proxy Statement and related materials distributed to the Company's stockholders in connection with the Merger will comply in all material respects with the provisions of applicable federal securities laws and will not, at the date of filing with the Commission, at the time of the first mailing and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Buyer, Vajna or Valdina for inclusion in the Proxy Statement or related materials. None of the information supplied by the Company for inclusion in the Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Merger (the "Schedule 13E-3"), at the time such Schedule 13E-3 or any amendments or supplements thereto are filed with the Commission, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company agrees to correct promptly any information in the Proxy Statement or related materials or any information provided by it for use in the Schedule 13E-3 if and to the extent that it shall have become false or misleading in any material respect and further agrees to take all steps necessary to cause the Proxy Statement or related materials as so corrected to be filed with the Commission and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws.

     SECTION 3.7. NO BROKER OR FINDER FEES. The Company represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except (a) the fees and expenses payable by the Company to Jefferson Capital Group, Ltd., and Alice P. Neuhauser and Frank Stewart as specified in the Company's agreements with such persons, and (b) any agents brokers, investment bankers and other firms and persons retained by Buyer, Vajna or Valdina, the fees and expenses of which will be paid by Buyer.

                                      ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF BUYER AND VAJNA

     Buyer, Vajna and Valdina hereby jointly and severally represent and warrant to the Company as follows:

     SECTION 4.1. CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     SECTION 4.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Buyer and Valdina has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Buyer and Valdina and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors (or comparable governing body with respect to Valdina) and stockholders of Buyer and Valdina, and no other corporate proceedings on the part of Buyer or Valdina are necessary to authorize the execution, delivery and performance of this Agreement by Buyer or Valdina or the consummation by Buyer or Valdina of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Buyer, Vajna and Valdina and constitutes a valid and binding obligation of each of Buyer, Vajna and Valdina, enforceable against each of Buyer, Vajna and Valdina in accordance with its terms except (i) as their respective obligations may be affected by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws, or by equitable principles relating to or limiting creditors' rights or remedies generally, and (ii) that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

     SECTION 4.3.  CONSENTS AND APPROVALS; NO VIOLATIONS.    Except for (i)
compliance with applicable federal securities laws, (ii) compliance with any applicable state securities, takeover or "blue sky" laws, (iii) the filing of a certificate of merger and other appropriate merger documents, if any, as required by the GCL, and (iv) compliance with the HSR Act, including, without limitation, the filing of a pre-merger notification report thereunder, if applicable, the execution, delivery and performance by Buyer, Vajna and Valdina of this Agreement and the consummation by Buyer, Vajna and Valdina of the transactions contemplated hereby require no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority, except for notices, filings, authorizations, consents or approvals the failure of which to obtain would not, in the aggregate, materially impair or delay the ability of Buyer, Vajna or Valdina to perform their obligations hereunder or to consummate the transactions contemplated hereby.

     (b) Neither the execution, delivery or performance of this Agreement by each of Buyer, Vajna and Valdina, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a breach of any provision of the charter documents or bylaws of Buyer or the comparable organizational and governing documents of Valdina, or (ii) result in a breach or violation of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or amendment of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer, Vajna or Valdina, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer, Vajna or Valdina is a party or to which Buyer, Vajna or Valdina or any of their properties or assets may be subject, or (iii) subject to compliance with the statutes and regulations referred to in Section 4.3(a) hereof, to the best knowledge of Buyer, Vajna and Valdina, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, Vajna or Valdina, or any of their properties or assets, except, in the case of each of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, amendments, accelerations or creations of liens, security interests, charges or encumbrances which would not, in the aggregate, materially impair or delay the ability of Buyer, Vajna or Valdina to perform their obligations hereunder or to consummate the transactions contemplated hereby.

     SECTION 4.4. OTHER DOCUMENTS; PROXY STATEMENT; SCHEDULE 13E-3. None of the information supplied by Buyer, Vajna or Valdina for inclusion in the Proxy Statement or related materials or the Schedule 13E-3, at the respective times such Proxy Statement and Schedule 13E-3, or any amendments or supplements thereto, are filed with the Commission and, in the case of the Proxy Statement, at the time of the first mailing and at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Buyer, Vajna and Valdina agree to correct promptly any information provided by them for use in the Proxy Statement or related materials or the Schedule 13E-3 if and to the extent that it shall have become false or misleading in any material respect and further agree to take all steps necessary to cause the Schedule 13E-3 as so corrected to be filed with the Commission, as and to the extent required by applicable federal securities laws.

                                      ARTICLE V

                                      COVENANTS

     SECTION 5.1. CONDUCT OF BUSINESS OF THE COMPANY. The Company covenants and agrees that prior to the Effective Time, unless Buyer shall otherwise agree in writing or unless such action shall have been approved by a majority of the entire Board of Directors of the Company or except as otherwise expressly contemplated by this Agreement, the Library Sale Agreement or the Fox Assignment Agreement (as defined in Section 6.1(h) hereof), or as set forth on Schedule 5.1 hereto, none of the Company or any of its subsidiaries shall directly or indirectly: (i) declare or pay any dividend or make any distribution with respect to any shares of its capital stock; (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding shares of its capital stock; (iii) propose or adopt any amendments to its charter documents or bylaws; (iv) issue, sell, pledge, dispose of or encumber any capital stock of the Company or of any of its subsidiaries (other than pursuant to Employee Options outstanding on the date hereof); (v) except in the ordinary and usual course of business consistent with past practice, sell, pledge, dispose of or encumber any material asset of the Company or of any of its subsidiaries (including, without limitation, any material indebtedness owed to them or any material claims held by them); (vi) incur any long-term indebtedness for borrowed money or issue any debt securities in a material amount or assume, guarantee or endorse any material obligations of any other person except for obligations of any wholly owned subsidiary; (vii) approve, adopt or amend any agreement, plan, program or arrangement which provides any benefits to any employee of the Company; (viii) except in the ordinary and usual course of business consistent with past practice, increase, directly or indirectly, the compensation of any employee of the Company; or (ix) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     SECTION 5.2. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (b) any material failure of the Company, on the one hand, or Buyer, Vajna or Valdina, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

     SECTION 5.3. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) Buyer and the Company agree that all rights to indemnification now existing in favor of the present or former directors or officers of the Company or any of its subsidiaries as provided in the Company's Certificate of Incorporation and Bylaws, or in the certificate or articles of incorporation, bylaws or similar documents of any of such subsidiaries, in effect as of the date hereof shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect. Vajna, Buyer and the Company further agree that all rights to indemnification now existing in favor of the present or former directors or officers of the Company or any of its subsidiaries in any indemnification agreement between such person and the Company or any such subsidiary, as the case may be, shall also survive the Merger and continue in full force and effect in accordance with the terms of such agreement. Prior to the Closing, the Company shall purchase, to the extent available, a policy of directors' and officers' liability insurance with material terms of coverage as set forth on Schedule 5.3 hereto, which policy shall cover, among other things, matters occurring prior to the Effective Time. Vajna shall cause the Company to maintain such insurance policy for a period of four years from the Effective Time. To the extent the Company purchases insurance which covers matters relating to the activities of the Surviving Corporation following the Effective Time, Vajna or Buyer shall reimburse the Company for the premiums paid in respect thereof.

     SECTION 5.4. EMPLOYEE PLANS. (a) The Company shall terminate, at or prior to the Effective Time (the date of such termination being hereafter referred to as the "Termination Date"), the Company's (i) 1994 Basic Stock Option Plan and Stock Appreciation Rights Plan and (ii) 1994 Special Stock Option and Stock Appreciation Rights Plan (collectively, the "Option Plans"), and any options issued thereunder ("Employee Options") which have not been exercised as of the Termination Date.

     (b) Prior to the Effective Time, the Company shall use its best efforts to terminate all employee benefit plans, programs or arrangements and to take any other action reasonably necessary in connection therewith.

     SECTION 5.5. WARRANTS. Prior to the Effective Time, the Company shall take all action necessary to terminate and cancel all warrants, rights, calls and other securities exchangeable or convertible into Shares ("Warrants") which are issued and outstanding as of the date hereof.

     SECTION 5.6. PUBLICITY. Neither the Company nor Buyer, Vajna or Valdina shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the

Merger or the other transactions contemplated hereby without prior consultation with the other parties, except as may be required by law or any listing agreement with the National Association of Securities Dealers, Inc.

     SECTION 5.7. BEST EFFORTS. Subject to the terms and conditions hereof, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger and this Agreement, and to cooperate with each other in connection with the foregoing, including, without limitation, using its best efforts to (a) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts,
(b) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulation, (c) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) effect any necessary registrations and filings and submissions of information requested by governmental authorities, including, without limitation, all filings with the Commission under applicable federal securities laws, and (e) fulfill all conditions to this Agreement. In furtherance of and not in limitation of the foregoing, (X) the Company shall permit Buyer to participate in the defense and settlement of any claim, suit or cause of action relating to the Merger, this Agreement or the other transactions contemplated hereby and the Company shall not settle or compromise any such claim, suit or cause of action without Buyer's prior written consent, and (Y) Vajna shall assist the Company in good faith and using commercially reasonable best efforts to collect the Alan Smithee Receivables and the Non-Alan Smithee Receivables.

     SECTION 5.8.  TERMINATION OF VAJNA EMPLOYMENT AGREEMENT; SEVERANCE
ARRANGEMENTS.    The Company and Vajna are parties to that certain Employment
Agreement, dated as of January 1, 1994, between Vajna and the Company (then known as "Cinergi Productions Inc."), as amended by that certain letter agreement, dated as of December 16, 1994, from the Company to Vajna and accepted by Vajna as of January 3, 1995, with a term ending December 31, 1998 (as amended, the "Employment Agreement"). The Company and Vajna mutually agree to terminate the Employment Agreement effective, automatically and without any further action on the part of the parties hereto, as of the Effective Time. Notwithstanding anything in the Employment Agreement to the contrary, all of the terms and provisions of the Employment Agreement (including, without limitation, all provisions regarding termination and compensation upon termination) shall terminate as of the Effective Time and neither the Company nor Vajna will have any further obligation to the other with respect to the Employment Agreement except as hereinafter expressly set forth in this Agreement.

     (b) Upon termination of the Employment Agreement at the Effective Time, Vajna shall be paid an amount, subject to applicable legal wage withholdings and deductions, equal to the sum of (i) one hundred percent of the Fixed Annual Compensation that would otherwise have been payable to Vajna in the ordinary course from the Effective Time through December 31, 1997 had the Employment Agreement not been terminated at the Effective Time, (ii) $500,000 (representing fifty percent of the Fixed Annual Compensation that would otherwise have been payable to Vajna in the ordinary course from January 1, 1998 through December 31, 1998 had the Employment Agreement not been terminated at the Effective
Time), and (iii) producer's performance fees in the amount of $344,666 in connection with DIE HARD WITH A VENGEANCE.

     (c) Prior to consummation of the Merger or earlier termination of this Agreement, (i) Vajna shall continue to receive his Fixed Annual Compensation in accordance with the terms of the Employment Agreement, and (ii) Vajna may enter into a producers agreement, employment agreement, consulting agreement or other similar agreement which provides that Vajna will render services to a third party; provided, however, that, without the prior written consent of the Special Committee, (a) all Vajna's obligations under such an agreement to render services to a third party must be subject to consummation of the Merger, and (b) Vajna's Production Services and all other services shall remain exclusive to the Company to the extent provided by the Employment Agreement. The Employment Agreement shall continue in full force and effect if the Merger is not consummated or this Agreement is otherwise terminated.

     (d) Capitalized terms used in Sections 5.8(a), (b) or (c) and not defined therein shall have the meanings assigned to them in the Employment Agreement.

     (e) On or prior to the Closing, the Company shall make any and all payments, and take any and all actions required pursuant to the terms of any other severance arrangements approved by the Board of Directors of the Company with respect to persons other than Vajna (including, without limitation, the severance arrangements relating to Warren Braverman, Chief Operating Officer, Chief Financial Officer and Executive Vice President of the Company).

     SECTION 5.9. VAJNA RECEIVABLES. On or prior to the Closing, Vajna shall pay to the Company all monies owed to the Company and its subsidiaries by him, and shall cause to be paid to the Company all monies owed to the Company and its subsidiaries by his affiliates and related parties. Vajna acknowledges and agrees that, as of June 30, 1997, the aggregate amount of his obligations to the Company and the obligations of his affiliates and related parties to the Company was $710,000, and that such amount may change after such date if any additional monies become owed by Vajna, his affiliates and/or his related parties or if such parties repay any owed amounts.

     SECTION 5.10. VALDINA PROMISSORY NOTE. On or prior to the Closing, the Company shall pay in full to Valdina the principal amount outstanding (and any accrued interest thereon) under that certain promissory note payable to Valdina, originally dated January 17, 1994, as subsequently amended and extended.

                                      ARTICLE VI

                                      CONDITIONS

     SECTION 6.1. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of Buyer, Vajna, Valdina and the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

     (a) This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon;

     (b) The consummation of the Merger shall not be prohibited by any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any government or governmental agency that prohibits or makes illegal consummation of the Merger;

     (c) No court of competent jurisdiction shall have issued (and such issuance shall not be threatened or pending) any injunction, restraining order or other order which prohibits the consummation of the transactions contemplated by this Agreement and which is in effect as of the Closing and no governmental action or proceeding shall have been commenced or threatened seeking an injunction, restraining order or other order which seeks to prohibit the consummation of the transactions contemplated by this Agreement;

     (d) No litigation, proceeding or investigation shall be pending, threatened or in existence which, if adversely determined, could result in:

               (i) the issuance of a preliminary or permanent injunction or other order which would restrain, prevent or require rescission of this Agreement or the transactions contemplated hereby;

               (ii) liability to the Company, Vajna, Valdina, Buyer or any officers, directors, employees or agents of any of them arising from this Agreement or the transactions contemplated hereby; or

               (iii) the consummation of the transactions contemplated hereby being unlawful; and

     (e) The Company shall have obtained, in connection with the Merger, the affirmative vote of a majority of the Shares voted (including abstentions but excluding broker non-votes) at the Special Meeting with respect to the proposal to approve this Agreement, without taking into account those Shares owned by Vajna, Valdina or any affiliate of Vajna or Valdina.

     (f) The percentage of Dissenting Shares to the total number of Shares issued and outstanding immediately prior to the Effective Time shall not exceed 15%.

     (g) The transactions contemplated by that certain Purchase and Sale Agreement between the Company, Cinergi Productions, N.V. Inc. and Walt Disney Pictures and Television, dated April 3, 1997, as amended (the "Library Sale Agreement"), shall have been consummated in all material respects; and

     (h) The transactions contemplated by that certain Assignment Agreement dated as of July 14, 1997 between Twentieth Century Fox Film Corporation, on the one hand, and the Company and Cinergi Productions N.V. Inc., on the other hand, as amended (the "Fox Assignment Agreement"), (including, without limitation, the payment by Twentieth Century Fox Film Corporation to the Company of $11,250,000 in immediately available funds) shall have been consummated in all material respects.

     SECTION 6.2. CONDITIONS TO THE OBLIGATIONS OF BUYER, VAJNA AND VALDINA TO EFFECT THE MERGER. The obligations of Buyer, Vajna and Valdina to consummate the Merger pursuant to this Agreement are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a) The Option Plans, and all Employee Options which have not been exercised as of the Termination Date, shall have been terminated as provided in
Section 5.4 hereof; and

     (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Effective Time, including without limitation, the cancellation and termination of Warrants as required pursuant to Section 5.5 hereof.

     SECTION 6.3. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger pursuant to this Agreement are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a) Buyer, Vajna and Valdina shall have performed in all material respects their respective obligations under this Agreement required to be performed by them on or prior to the Effective Time;

     (b) All of the representations and warranties of Vajna, Valdina and Buyer in this Agreement shall be true and correct as of the Effective Time as if such representations and warranties were made as of such time; and

     (c) Buyer shall have deposited with the Paying Agent, the cash amount required pursuant to Section 2.2 hereof.

                                     ARTICLE VII

                          TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1. TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company:

     (a) by mutual written consent of the Board of Directors of the Company (with the assent of the Special Committee) on behalf of the Company and the Board of Directors of Buyer, on behalf of Buyer, Vajna and Valdina;

     (b) by the Company or Buyer, on behalf of Buyer, Vajna and Valdina, if the Library Sale Agreement terminates or is terminated;

     (c) by the Company acting through the Board of Directors (with the assent of the Special Committee) on the one hand, or Buyer, on behalf of Buyer, Vajna and Valdina, on the other hand, if, without a breach or violation of this Agreement by the terminating party or parties, the Merger shall not have been consummated by December 31, 1997 (the "Expiration Date"); provided, however, that if the date by which the transactions contemplated by the Library Sale Agreement must be consummated as provided in the Library Sale Agreement is extended by the parties to such agreement, then the Expiration Date shall automatically, without any action required on the part of the parties hereto, be extended by the same period of time; or

     (d) by the Company if the Board of Directors of the Company, based on the recommendation of the Special Committee, shall have failed to recommend, or withdrawn, modified or amended in any material respect its approval or recommendation of the Merger or failed to hold the Special Meeting prior to December 31, 1997.

     SECTION 7.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1 hereof, except as provided in Section
8.1 hereof, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Buyer, Vajna, Valdina or the Company. Nothing contained in this Section 7.2 shall relieve any party from liability for any willful breach of this Agreement.

     SECTION 7.3. AMENDMENT. This Agreement may not be amended except by action by the Board of Directors of the Company (with the assent of the Special Committee) on behalf of the Company and the Board of Directors of Buyer, on behalf of Buyer, Vajna and Valdina. Any such amendment shall be set forth in a written instrument signed on behalf of each of the parties hereto; provided, however, that after any approval of this Agreement by the stockholders of the Company, no amendment may be made without the further approval of the stockholders of the Company which would: (i) decrease the Merger Consideration; or (ii) change any other terms and conditions of this Agreement if any of the changes, alone or in the aggregate, would materially adversely affect the stockholders of the Company.

     SECTION 7.4. EXTENSION, WAIVER. At any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or
(c) waive compliance with any of the agreements of the other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer of the Company, Buyer or Valdina, or with respect to Vajna, only if signed by Vajna individually. Notwithstanding the foregoing, the parties agree that, under no circumstances shall Buyer, Vajna or Valdina (collectively, the "Vajna Parties") be permitted to extend the time for performance of any obligation of, waive any inaccuracy in any representation or warranty of, or waive compliance with any agreement or condition with respect to any Vajna Party. Any extension or waiver granted by the Company pursuant to this Section
7.4 shall be approved by the Board of Directors of the Company (with the assent of the Special Committee).

                                     ARTICLE VIII

                                    MISCELLANEOUS

     SECTION 8.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Subject to the last sentence of Section 7.2 hereof, the representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1 hereof, as the case may be, except that the agreements set forth in Section 5.3 shall survive the Closing and the agreement set forth in Section 8.2 hereof shall survive the Closing or termination. Notwithstanding the foregoing, this Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

     SECTION 8.2. FEES AND EXPENSES. All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses, regardless of whether the Merger shall be consummated.

     SECTION 8.3. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested), or by overnight delivery service (capable of verified receipt), to the respective parties at the following addresses or at such other addresses as shall be specified by the parties by like notice and such notice, or communication shall be deemed to have been given or made as of the date so delivered or mailed:

     (a)    If to Buyer, Vajna or Valdina:

     Cinergi Pictures Entertainment Inc.
     2308 Broadway
     Santa Monica, California 90404
     Attention:  Andrew G. Vajna
     Telecopy No.: (310) 315-6015

     with copies to:

     Valdina Corporation N.V.
     Castorweg 22-24, Suite 10
     P.O. Box 155
     Curacao, Netherlands Antilles
     Attention: Myron Dania
     Telecopy No.: (011) 599-94615948

     Ziffren, Brittenham, Branca & Fischer
     2121 Avenue of the Stars, 32nd Floor
     Los Angeles, California 90067
     Attention:  Skip Brittenham
     Telecopy No.: (310) 553-7068

     Blanc Williams Johnston & Kronstadt
     1900 Avenue of the Stars, Suite 1700
     Los Angeles, California  90067
     Attention:  Ronald L. Blanc
     Telecopy No.: (310) 552-1191

     (b)    If to the Company:

     Cinergi Pictures Entertainment, Inc.
     2308 Broadway
     Santa Monica, California  90404
     Attention: Warren Braverman, Chief Operating Officer
     Telecopy No.: (310) 898-3861

     Gregory R. Paul
     Managing Director
     BT Securities Corporation
     One Bankers Trust Plaza
     130 Liberty Street, 30th Floor
     New York, New York  10006
     Telecopy No.: (212) 250-7218

     with copies to:

     Cahill, Gordon & Reindel
     80 Pine Street
     New York, New York 10005
     Attention: John Schuster
     Telecopy No.: (212) 269-5420

     Gipson Hoffman & Pancione, P.C.
     1901 Avenue of the Stars, Suite 1100
     Los Angeles, California
     Attention: John R. McHale
     Telecopy No.: (310) 556-8945

     SECTION 8.4. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.5. INTERPRETATION. When a reference is made in this Agreement to subsidiaries of the Company, the word "subsidiaries" means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by the Company; provided, however, that for purposes of this Agreement, the Company shall not be deemed to be an affiliate or a subsidiary of Buyer, Vajna or Valdina. The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.6. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) contains the entire agreement among Buyer, Vajna, Valdina and the Company with respect to the Merger and the other transactions contemplated hereby and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to these matters; and (b) shall not be assigned to any third party by any party hereto.

     SECTION 8.7. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 8.8. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, legal representatives and assigns, and, except for any third party rights conferred by virtue of Section 5.3 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.9. SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist, and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     SECTION 8.10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed as of the date first written above.


                                     /s/ Andrew G. Vajna
                              ----------------------------------
                                         ANDREW G. VAJNA



                              VALDINA CORPORATION N.V.



                          By:        /s/ Myron Dania
                              ----------------------------------
                              Name: Myron Dania
                              Title: Managing Director



                              CPEI ACQUISITION INC.



                          By:        /s/ Andrew G. Vajna
                              ----------------------------------
                              Name: Andrew G. Vajna
                              Title: President



                              CINERGI PICTURES ENTERTAINMENT INC.



                          By:        /s/ Warren Braverman
                              ----------------------------------
                              Name: Warren Braverman
                              Title: Chief Operating Officer, Chief Financial
                                     Officer and Executive Vice President

                            LIST OF SCHEDULES AND EXHIBITS


Exhibit A                Restated Certificate of Incorporation of
                           Cinergi Pictures Entertainment Inc.

Schedule 1.7(b)(i)*      Stone Projects

Schedule 1.7(b)(iii)*    Non-Alan Smithee Receivables

Schedule 1.7(c)(ii)*     Alan Smithee Receivables

Schedule 3.2(c)*         Agreements with Respect to the Voting of Capital Stock

Schedule 5.1*            Conduct of Business of the Company

Schedule 5.3*            Directors' and Officers' Insurance

----------------------------

     * Such schedule has been omitted from the Agreement of Merger as filed as Exhibit 2.1 to Registrant's Current Report on Form 8-K dated August 25, 1997 in accordance with Item 601(b)(2) of Regulation S-K under the Securities and Exchange Act of 1934, as amended, and will be furnished supplementally to the Securities and Exchange Commission (the "Commission") upon request of the Commission.

                                 RESTATED CERTIFICATE
                                          OF
                                    INCORPORATION
                                          OF
                         CINERGI PICTURES ENTERTAINMENT INC.
           (Original Certificate of Incorporation Filed November 22, 1989)

                           (Pursuant to Section 245 of the
                          Delaware General Corporation Law)

                          ----------------------------------


     CINERGI PICTURES ENTERTAINMENT INC., a corporation organized and existing under the Delaware General Corporation Law:

     DOES HEREBY CERTIFY:

     That this Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, and that its original Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on November 22, 1989, and as previously amended and restated on April 1, 1994, is hereby further amended and restated to read in its entirety as follows:

     FIRST: The name of the corporation (hereinafter called the "Corporation") is:

                         Cinergi Pictures Entertainment Inc.

     SECOND: The registered office of the Corporation and place of business in the State of Delaware is to be located at 15 East North Street, in the City of Dover 19903-0899, County of Kent. The name of its registered agent at that address is Paracorp Incorporated.

     THIRD: The nature of the business, and the objects and purposes proposed to be transacted, promoted and carried on, are to do any and all things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, including without limitation:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The Corporation is authorized to issue one class of stock, designated "Common Stock." The total number of shares of Common Stock which the Corporation is authorized to issue is Seven Million (7,000,000) shares, par value $0.01 per share, itemized as follows:

     CLASS    NUMBER OF SHARES                       PAR VALUE PER SHARE
     -----    ----------------                       -------------------

     Common       7,000,000                                  $0.01

     FIFTH: In furtherance and not in limitation of the power conferred by the laws of the State of Delaware:

     A. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

     B. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     C. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

     SIXTH: The Corporation reserves the right to amend or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by status, and all rights conferred upon a stockholder herein are granted subject to this reservation.

     SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection
(b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

     EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditor or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

     NINTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation this ___ day of _____, 1997.


                                        CINERGI PICTURES ENTERTAINMENT INC.



                                        By:
                                             ------------------------------
                                             Name: Andrew G. Vajna
                                             Title: Chief Executive Officer




ATTEST:


-----------------------
Name:
Title: Secretary












                                         -3-